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                                                                      Exhibit 11

                                   Ropes & Gray

                                                                January 17, 2003

Allmerica Investment Trust, on behalf of its Select Growth Fund, Select
  International Equity Fund, Equity Index Fund and Select Investment Grade Income Fund series
440 Lincoln Street
Worcester, MA 01653

Ladies and Gentlemen:

You have requested our opinion in connection with the following Reorganizations:

          1. The acquisition as contemplated by the Agreement and Plan of Reorganization, dated as of January 7, 2003 (the "Strategic Growth Agreement"), by and between Allmerica Investment Trust, a Massachusetts business trust (the "Trust"), on behalf of its Select Strategic Growth Fund series, and the Trust, on behalf of its Select Growth Fund series.

          2. The acquisition as contemplated by the Agreement and Plan of Reorganization, dated as of January 7, 2003 (the "Emerging Markets Agreement"), by and between the Trust, on behalf of its Select Emerging Markets Fund series, and the Trust, on behalf of its Select International Equity Fund series.

          3. The acquisition as contemplated by the Agreement and Plan of Reorganization, dated as of January 7, 2003 (the "Growth and Income Agreement"), by and between the Trust, on behalf of its Select Growth and Income Fund series, and the Trust, on behalf of its Equity Index Fund series.

          4. The acquisition as contemplated by the Agreement and Plan of Reorganization, dated as of January 7, 2003 (the "Aggressive Growth Agreement"), by and between the Trust, on behalf of its Select Aggressive Growth Fund series, and the Trust, on behalf of its Select Growth Fund series.

          5. The acquisition as contemplated by the Agreement and Plan of Reorganization, dated as of January 7, 2003 (the "Strategic Income Agreement," and, together with the Strategic Growth Agreement, Emerging Markets Agreement,

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     Growth and Income Agreement and Aggressive Growth Agreement, the
     "Agreements"), by and between the Trust, on behalf of its Select Strategic Income Fund series (collectively with the Select Strategic Growth Fund, Select Emerging Markets Fund, Select Growth and Income Fund and Select Aggressive Growth Fund, the "Acquired Funds"), and the Trust, on behalf of its Select Investment Grade Income Fund series (collectively with the Select Growth Fund, Select International Equity Fund and Equity Index Fund, the "Acquiring Funds").

     Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreements.

     In connection with this opinion, we have examined the executed copies of each of the Agreements; copies of the resolutions adopted at the meeting of the Trustees of the Trust held on January 7, 2003, as certified by the Secretary of the Trust; the Amended Agreement and Declaration of Trust of the Trust, as amended, on file in the offices of the Secretary of The Commonwealth of Massachusetts (the "Declaration of Trust") and as certified by the Secretary of the Trust; a copy of the By-laws of the Trust, as amended, as certified by the Secretary of the Trust; and such other documents, certificates and records as we have deemed necessary for the purpose of this opinion.

     We have assumed the genuineness of the signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, and the conformity to their corresponding originals of all documents submitted to us as copies. We have also assumed that each of (i) the Registration Statement of the Trust on Form N-14 as filed with the Securities Exchange Commission ("SEC") on January 17, 2003 (the "Registration Statement"); and (ii) the joint prospectus/proxy statement of the Acquired Funds and the Acquiring Funds, relating to the meeting of the Trusts' shareholders to be held on March 27, 2003 to consider the Reorganizations (the "Prospectus/Proxy Statement"), complies and complied at all relevant times with the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the Investment Company Act of 1940, as amended (the "1940 Act").

     We express no opinion as to the laws of any jurisdiction other than The Commonwealth of Massachusetts and the United States of America. Further, we express no opinion as to the state securities or blue sky laws of any jurisdiction, including The Commonwealth of Massachusetts.

Based upon and subject to the foregoing, we are of the opinion that:

          1. The Trust is a duly formed and validly existing unincorporated voluntary association with transferable shares existing under and by virtue of the laws of The Commonwealth of Massachusetts and has the power to own all of its properties and to carry on its business as presently conducted.

          2. The Reorganization Shares are duly authorized and upon delivery to each Acquired Fund as provided for by the relevant Agreement will be validly issued,

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     fully paid and nonassessable by the Trust and each Acquiring Fund and no shareholder of an Acquiring Fund has any preemptive right to subscription or purchase in respect thereof.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders of the Trust could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that the notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust. The Declaration of Trust provides for indemnification out of the property of each of the Acquiring Funds for all loss and expense of any shareholder held personally liable for the obligations of the Trust solely by reason of being or having been a shareholder of such Acquiring Fund. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which an Acquiring Fund itself would be unable to meet its obligations.

     We hereby consent to the filing of a copy of this opinion with the SEC as an exhibit to the Registration Statement.

     This opinion is furnished by us solely for your benefit and, except as expressly consented to by us in writing, may not be relied upon by any other entity or individual.

                                          Very truly yours,

                                          /s/ Ropes & Gray
                                             ----------------------

                                          Ropes & Gray